Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY TO WEBCAST PRESENTATION AT BANK OF AMERICA CONSUMER CONFERENCE

—ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR FEBRUARY 2007—

BOHEMIA, N.Y. — March 7, 2007 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced that it will web cast the presentation by Harvey Kamil, President and Chief Financial Officer of NBTY, at the Bank of America Consumer Conference in New York on Thursday, March 15, 2007.

The presentation is scheduled to be web cast live on the Company Web site, www.nbty.com on Thursday, March 15, 2007 at 8:50 AM Eastern Time.

NBTY’s preliminary unaudited net sales results for the month of February 2007 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF FEBRUARY

($ In Millions)

	2007	2006	% Change

Wholesale / US Nutrition	$79	$67	18%

North American Retail / Vitamin World	$18	$19	-6%

European Retail /
Holland & Barrett / GNC (UK)	$49	$48	4%

Direct Response/ Puritan’s Pride	$13	$17	-23%

Total	$160	$151	6%

European Retail net sales in local currency decreased 7% in February 2007.  Vitamin World same store sales increased 2% in February 2007.

NBTY’s preliminary unaudited net sales results for the two months January and February 2007 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS OF JANUARY AND FEBRUARY

($ In Millions)

	2007	2006	% Change

Wholesale / US Nutrition	$155	$139	12%

North American Retail / Vitamin World	$37	$41	-11%

European Retail /
Holland & Barrett / GNC (UK)	$105	$91	15%

Direct Response/ Puritan’s Pride	$31	$40	-22%

Total	$328	$311	5%

European Retail net sales in local currency increased 3% for the two-month period of January and February 2007.  Vitamin World same store sales decreased 5% for the two-month period.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste™, SISU®, Solgar® and Ester-C® brands.